Maytag Sees Strong Performance in 1999


NEWTON, IOWA (Feb. 16, 1999)--Maytag Corporation announced today it expects 1999 revenues to exceed record 1998 levels with an earnings per share growth rate in the mid-teens for 1999.
     Maytag's performance comments were part of a meeting with investors in which the corporation reviewed 1998 results and articulated its premium brand and innovation strategy. Commenting at the meeting, Maytag Corporation's President and Chief Operating Officer Lloyd D. Ward said,
The overall economic fundamentals are very positive in the U.S. We already are seeing scattered reports the year is off to a good start at retail. With our line-up of premium brand offerings, Maytag Corporation is in a strong position to profitably outperform overall industry growth rates.
      The combination of intelligent innovation the way we are applying it to home and commercial appliances, and the corporation's financial management in lowering the number of shares outstanding, amplifies the earnings per share growth we expect this year. During the first quarter we have begun to deliver the 1999 line-up of new products in major appliances and floor care, and we expect the new entries to create the kind of excitement consumers look for from our brands.
     At the meeting the company displayed its new top-loading Maytag Atlantis washer, which benefits from the styling and innovation breakthroughs of the Maytag Neptune front-loading washer. Atlantis, which delivers higher cleaning efficacy for whites and color fabrics, features ergonomic, contoured styling, plus a larger tub allowing easier access and ease of use. The corporation also indicated its Hoover floor care division is poised to introduce more new product in more categories this year than ever before. Ward told the group to expect new applications of Hoover's successful WindTunnel and SteamVac technologies.
     At the meeting, Maytag also reviewed its debt management and share buy back initiatives. Maytag's board recently authorized an additional 10 million shares available for repurchase, bringing the total available to
15.5 million shares. Since October 1995, Maytag Corporation has repurchased
22.1 million of its own shares.
     Maytag Corporation is a leading producer of home and commercial appliances. Its products are sold to customers throughout North America and in targeted international markets.
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Forward-Looking Statements:  Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. Refer to Part II, Item 7 of Maytag's Annual Report on Form 10-K for the year ended December 31, 1997, for a description of such factors.




CPI9905
Media Contact:

                 Additional Information:
James G. Powell

               www.maytagcorp.com
Maytag Communications

515-787-8392
jpowel@maytag.com